SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                 SCHEDULE 13G*
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

		                  Tesco Corporation
                               (Name of Issuer)

	                 		   Common Stock
                         (Title of Class of Securities)

                                  88157K101
                                (CUSIP Number)


 December 31, 2003
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 7 Pages)
________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)











CUSIP No. 88157K101                 13G                    Page 2 of 7 Pages
____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Pumpkin Foundation
								13-6279814
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                225,000
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                225,000
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                225,000
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.66%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!











CUSIP No. 88157K101                 13G                    Page 3 of 7 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Joseph H. Reich
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                184,134
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                225,000
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                184,134

REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                225,000
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                409,134
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.19%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!











CUSIP No. 88157K101               13G                    Page 4 of 7 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Tesco Corporation.

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 350 7th Avenue S.W., 36th floor, Calgary, Alberta, Canada T2P349

Item 2(a).     Name of Person Filing:

     This statement is filed by:
(i)  Pumpkin Foundation (Pumpkin), a New York charitable trust, with respect to the shares of Common Stock directly owned by it;
(ii) Joseph H. Reich, with respect to the shares of Common Stock owned by him, such shares owned in an Individual Retirement
Account and by Pumpkin as detailed in (i).
The foregoing are hereinafter sometimes collectively referred to as the "Reporting Persons."

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 900 Third Ave. Suite 1801, New York, New York 10022.

Item 2(c).     Citizenship:

Pumpkin is a charitable trust organized under the laws of the State of New
York.
Joseph H. Reich is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock par value $.01 per share (the "Common Stock")

Item 2(e).  CUSIP Number: 88157K101















CUSIP No. 88157K101               13G                    Page 5 of 7 Pages



Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(ii)(G),

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.


Item 4.   Ownership.

A.  Pumpkin Foundation
              (a) Amount beneficially owned: 225,000
              (b) Percent of class: 0.66% The percentages used herein and in the rest of Item 4 are calculated based upon 34,343,000 shares of Common Stock outstanding as reported by the Company as of February 10, 2004. This information was provided on the Company?s web page.
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 225,000
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 225,000






CUSIP No. 88157K101			13G			Page 6 of 7 pages


F. Joseph H. Reich
              (a) Amount beneficially owned: 409,134
              (b) Percent of class: 1.198%
           (c)(i) Sole power to vote or direct the vote: 184,134
             (ii) Shared power to vote or direct the vote: 225,000
            (iii) Sole power to dispose or direct the disposition: 184,134
             (iv) Shared power to dispose or direct the disposition: 225,000



Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].





Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

	Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




CUSIP No. 88157K101                   13G                     Page 7 of 7

SIGNATURES
          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2004

Pumpkin Foundation


By: /s/ Joseph H. Reich
      	Trustee

Joseph H. Reich

By: /s/ Joseph H. Reich